                                   AGREEMENT

         THIS AGREEMENT is made and entered into by and between MEDLEY CREDIT ACCEPTANCE CORP., a Delaware corporation ["Medley"] FREDERICK HORWIN ["Horwin"] and TOM WHEATLEY ["Wheatley"] [throughout this Agreement Medley, Horwin and Wheatley may be referred to collectively as "Parties" for convenience].

                                  WITNESSETH:

         WHEREAS, Medley is a corporation organized and existing under the laws of the State of Delaware and having its principal office located in Miami, Dade County, Florida, and

         WHEREAS, Medley is engaged in the financing business and desires to expand its current business into the field of accounts receivable factoring, and

         WHEREAS, Horwin and Wheatley are well known authorities and have substantial experience in the factoring of commercial account receivables, and

         WHEREAS, Medley is desirous of establishing a subsidiary for the purpose of engaging in the business of account receivable factoring and desires to employ Horwin as the President and Chief Executive Officer of said subsidiary to have the responsibility of managing the day to day operations of said subsidiary, and Wheatley as its Vice President, and

         WHEREAS, Horwin and Wheatley are desirous of becoming employed by the subsidiary to be formed.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the parties agree as follows:

         1. Recitals: The above and foregoing recitals are true and correct and are incorporated herein.

         2. Establishment of Subsidiary: Following the execution of this Agreement Medley shall cause to be formed a corporation having the name American Factors Group, Inc. or such other name as would be acceptable to the Parties ["Subsidiary"]. The corporation shall be formed as follows:

                  A. The corporation shall be organized pursuant to the laws of the State of Florida.

                  B. The corporation shall be authorized to issue one million shares of common stock with each share having a par value of $.001 per share.

                  C. Distribution of Stock in Subsidiary: The Subsidiary shall upon its formation issue its common capital stock as follows:

                  Medley . . . . . . . . . . . . . . . . . . . . 480,000 shares
                  Horwin ........................................100,000 shares
                  Wheatley .......................................20,000 shares

         D. Board of Directors of Subsidiary: The Subsidiary shall have a Board of Directors consisting of five (5) persons. The initial Board of Directors shall be as

follows:          Frederick Horwin
                  Tom Wheatley
                  Robert D. Press
                  Maynard J. Hellman
                  Alyce Schreiber

                  E. Officers of Subsidiary: The Subsidiary shall have the following initial

officers:         President:                Fred Horwin
                  Vice President:           Tom Wheatley
                  Secretary:                Robert D. Press
                  Treasurer:                Robert D. Press

         3. Employment of Wheatley: Horwin shall be employed by the Subsidiary pursuant to a written Employment Agreement containing the following terms and conditions in addition to such other terms as may be required by Medley:

                  A. Duties: Horwin will be employed as the Company's President and Chief Executive Officer responsible for the development, refinement and implementation of the Subsidiary's account receivable factoring business including the compliance of such program with all applicable laws, rules and regulations within the jurisdictions that it shall operate.

                  B. Term: Three Years.

                  C. Compensation: Horwin shall receive as compensation the sum of $5,000.00 per month during the first three months of his employment and thereafter the sum of $120,000.00 per annum together with such other benefits as may be established from time to time by Medley.

         4. Employment of Wheatley: Wheatley shall be employed by the Subsidiary pursuant to a written Employment Agreement containing the following terms and conditions in addition to such other terms as may be required by
Medley:

                  A. Duties: Wheatley will be employed as the Company's Vice President.

                  B. Term: Three Years.

                  C. Compensation: Wheatley shall receive as compensation the sum of $96,000.00 per annum.

         5. Horwin's and Wheatley's Right to Exchange Common Shares in Subsidiary for Common Shares in Medley:

                  A. First Year: Commencing sixty (60) days following the establishment of the Subsidiary, at the election of Horwin and Wheatley, Medley will exchange two thousand (2,000) shares of its Common Shares for two thousand (2,000) shares of the Common Shares of the Subsidiary Prorata owned by Horwin and Wheatley in any month that the Subsidiary's net sales volume exceeds One Million Dollars per month. For the purpose of this Agreement the term Net Sales Volume shall be defined as: the total amount of accounts receivable purchased in any calendar month. In addition, during the first year following the first sixty (60) days, should the net sales volume of the Subsidiary exceed One Million Five Hundred Thousand Dollars ~n any month, Horwin and Wheatley Prorata shall have the right to exchange an additional three thousand (3,000) shares of the Common Stock of the Subsidiary for three thousand (3,000) shares of Medley Common Stock.

                  B. Commencing fourteen (14) months following the establishment of the Subsidiary and for a period of twelve (12) months thereafter, Horwin and Wheatley Prorata may exchange four thousand (4,000) shares of the Subsidiary's Common Stock for four thousand (4,000) shares of Medley's Common Stock in each month where the nets sales volume of the Subsidiary exceeds Two Million Dollars per month

                  C. Commencing twenty seven (27) months following the establishment of the Subsidiary Horwin and Wheatley Prorata, shall have the right to exchange up to four thousand (4,000) shares per month of any Common Shares ~n the Subsidiary still owned by him which have not previously been exchanged in any month where the net volume of the Subsidiary exceeds Three Million Dollars ($3,000,000.00) per month. The exchanges described above shall be made on a non-cumulative quarterly basis until such time as Horwin and Wheatley have exchanged all of the Common Shares in the Subsidiary for Common Shares in Medley.

         6. Additional Compensation to Horwin and Wheatley: Following Commencement of the Employment of Horwin and Wheatley they will receive collectively a bonus in the total sum of Sixty Thousand Dollars ($60,000.00) within seven (7) days of the close of the first month that they achieve a net sales volume of Seven Hundred Thousand Dollars ($700,000.00) per month for the Subsidiary. Provided Horwin and Wheatley are still in the employ of the Subsidiary fourteen (14) months from its establishment and the net sales volume of the Subsidiary in the first fourteen

(14) months was the sum of Twenty Five Million Dollars ($25,000,000.00) or more Horwin and Wheatley shall collectively receive an additional bonus in the sum of Forty Thousand Dollars ($40,000.00).

         7. Establishment of Credit Committee for Subsidiary: Upon the formation of the Subsidiary, the Subsidiary shall form a Credit Committee to establish underwriting criteria and guidelines with respect to credit and factoring policies to be utilized in factoring client account receivables. The initial Credit Committee shall consist of:

                  Robert D. Press
                  Fred Horwin
                  Maynard J. Hellman
                  Tom Wheatley
                  Medley Designee

         8. Attendance at Medley's Board Meetings and Election to Board:
Following the establishment of the Subsidiary, Horwin shall be authorized to attend all Board meetings of Medley as an invited guest. At such time as the Board of Medley is expanded to nine (9) or more members, Horwin shall be elected to the Board of Directors of Medley.

         9. Medley's Incentive Stock Option Prouram: Medley shall establish for the Employees of the Subsidiary a Cash Bonus and Incentive Stock Option Program ["ISOP"] whereby the Employees of the Subsidiary shall be entitled to a collective distribution of Medley's Common Shares based upon the Subsidiary's return on capital in excess of its cost of capital as follows:

         Return                       Number of Shares                Bonus
         ------                       ----------------                -----
         In excess of 20%                 20,000                   - 0 -
         In excess of 25%                 25,000                   $ 6,250.00
         In excess of 30%                 30,000                   $15,000.00
         In excess of 35%                 35,000                   $17,500.00
         In excess of 40%                 40,000                   $30,000.00
         In excess of 45%                 45,000                   $45,000.00
         In excess of 50%                 50,000                   $62,500.00
         In excess of 55%                 55,000                   $68,750.00
         In excess of 60%                 60,000                   $90,000.00

         The distribution of the Incentive Stock Option Shares shall be determined based upon the performance of the individual officers of the Subsidiary during the year for which the return was calculated based upon an objective standard determined by the Subsidiary's Board of Directors. Each option shall be exercisable to the Employee within four (4) years from its issuance at a price equal to Fair Market Value.

         10. Conditions Precedent: Each of the following shall constitute a condition precedent to the obligations of Medley under the terms of this
Agreement:

                  A. The establishment of the Subsidiary

                  B. The execution of an Employment Agreement by Horwin and Wheatley in a form acceptable to Medley.

                  C. All of the representations of Horwin shall be true and correct and accurate as of the date of the execution of this Agreement.

         In the event any of the aforesaid conditions precedent shall not have occurred then, unless Medley shall have waived the occurrence or existence of any such conditions precedent in writing, Medley may terminate this Agreement and all parties to this Agreement shall be relieved of any further liability or obligation hereunder.

         11. Line of Credit: Medley agrees to use its best efforts to obtain the necessary lines of credit for the Subsidiary in order for the Subsidiary to achieve the net sales volume set forth in this Agreement.

         12. Notices: All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when received if delivered personally or by recognized overnight carrier, or three (3) days after being sent if sent by certified or registered mail, postage prepaid, return receipt requested, to the following addresses:

                  If to the Company:             Medley Credit Acceptance Corp.
                                                 Attention: Robert D. Press
                                                 1 100 Ponce de Leon Boulevard
                                                 Coral Gables, Florida 33134

                  If to the Employees:           Frederick Horwin
                                                 4920 Sarazen Dr.
                                                 Hollywood, Florida 33021
                                                 Tom Wheatley
                                                 17816 71st Lane North
                                                 Loxahatchee, Florida 33470

         13.      Miscellaneous Provisions:

                  A. Captions and Paragraph Headings: Captions and paragraph headings contained in this Contract are for convenience and reference only and in no way define, describe, extend or limit the copy or intent of this Contract nor the intent of any provision hereof.

                  B. Counterparts: This Contract may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Contract.

                  C. Binding Effect: This Contract shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. However, under no circumstances shall this Contract be assignable by Horwin.

                  D. Entire Agreement: This Contract constitutes the entire understanding agreement between the parties and may not be changed, altered or modified, except by an instrument in writing signed by all parties against whom and enforcement of such Contract would be sought. In the event any provision of this Contract shall be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision, shall be given its nearest legal meaning or be construed or deleted as such authority determines. The remainder of this Contract shall be construed to be in full force and effect. This Contract shall not be modified unless said modification is in writing and signed by the party to be charged.

                  E. Governing Law and Venue: This Contract shall be construed and interpreted according to the laws of the State of Florida. Venue for any litigation hereunder shall be in Dade County, Florida.

                  F. Joint Preparation: The preparation of this Contract has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed ,more severely against one of the parties than the other.

                  G. Attorney's Fees: In the event of any litigation arising out of or relating to this Contract, the unsuccessful party in such litigation shall pay to the successful party all costs and expenses incurred therein by the successful party, including, without limitation, reasonable attorney's fees and costs at the trial and appellate court level.

         IN WITNESS WHEREOF, the parties have hereunto set theirs hands and seals this 4th day of March, 1998.

Witnesses:                                  MEDLEY CREDIT ACCEPTANCE CORP.


___________________                         By:________________________________
                                                  Robert D. Press, President
___________________

___________________                         ___________________________________
                                                        Fred Horwin
___________________
                                            ___________________________________
___________________                                     Tom Wheatley

___________________